UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): August 29, 2022

INTERDIGITAL, INC.
(Exact name of Registrant as Specified in Charter)

Pennsylvania	1-33579	82-4936666
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Bellevue Parkway, Suite 300
Wilmington, DE 19809-3727
(Address of principal executive offices, Zip code)

302-281-3600
Registrant's telephone number, including area code

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IDCC	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2022 and effective as of September 8, 2022, the board of directors (the “Board”) of InterDigital, Inc., a Pennsylvania corporation (the “Company”), appointed Mr. Derek Aberle, Co-founder and Executive Vice Chairman of XCOM Labs, as a director to fill a newly created vacancy on the Board as a result of the Board’s increase in the size of the Board by one director to a total of eight directors. Mr. Aberle will serve until the Company’s 2023 Annual Meeting of Shareholders or until his successor is duly elected or appointed or his earlier death or resignation. Board committee assignments have not yet been determined.

Mr. Aberle will be compensated in accordance with the Company’s compensation program for non-management directors, as amended June 2019 and attached as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Accordingly, on August 29, 2022, he received an initial award of 2,942 restricted stock units, which vests in full on the first anniversary of the grant date, and a prorated award of 2,679 restricted stock units, which vests in full on June 1, 2023, for his partial service during the 2022-2023 Board term.

There are no arrangements or understandings between Mr. Aberle and any other persons pursuant to which Mr. Aberle was selected as a member of the Board. There are no relationships or related transactions between Mr. Aberle and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.

Date: August 31, 2022	By:	/s/ Joshua D. Schmidt
Joshua D. Schmidt
Chief Legal Officer and Corporate Secretary